                                                                    EXHIBIT 99.1

[LOGO OF COMPUTER NETWORK TECHNOLOGY]

                                                                    NEWS RELEASE

                                       Contact:
                                       Laurel Crewe; CNT
                                       612-797-6721; laurel_crewe@cnt.com
                                       Julie Redard; Copithorne & Bellows
                                       617-450-4300; julie.redard@cbpr.com
                                       Karen Quatromoni; Compaq
                                       508-467-4120; karen.quatromoni@compaq.com

                    CNT AND COMPAQ SIGN TECHNOLOGY AGREEMENT

            Technology to be Integrated into Compaq's ENSA Solutions

MINNEAPOLIS and HOUSTON - October 13, 1999 - Computer Network Technology (CNT(R)) and Compaq Computer Corporation today announced a multi-million dollar agreement to incorporate CNT technology into Compaq's Enterprise Network Storage Architecture (ENSA) solutions. In collaboration with Compaq and Brocade Communications Systems, Inc., CNT technology extends Fibre Channel to ATM wide area distances.

"CNT is an industry leader in enabling SAN solutions over WANs," said Mark Lewis, director of engineering, Online Storage at Compaq. "This agreement expands on the successful relationship announced earlier this year between Compaq and CNT. CNT's technology has delivered proven results for our customers, and continues to be an important component in our Enterprise Network Storage Architecture (ENSA) strategy to provide storage as a flexible, shared resource throughout the enterprise.

"This partnership with Compaq is important validation of our technology," said Mark Knittel, vice president of marketing and business development at Computer Network Technology. "CNT is committed to being the leading WAN provider for SAN solutions that leverage corporate investments wherever they are located and taking advantage of advances in technology to deliver robust, reliable and scalable solutions that meet today and tomorrow's requirements."

                                    - more -

--------------------------------------------------------------------------------
Computer Network Technology Corporation (CNT)
605 North Highway 169, Suite 800 Minneapolis, Minnesota 55441
Tel: U.S. 800-638-8324  International 612-797-6600  Fax: 612-797-6800

CNT and Compaq Sign Technology Agreement - Page 2



About Computer Network Technology (CNT)

Computer Network Technology (Nasdaq: CMNT), based in Minneapolis, Minn., is a global company providing hardware, software and services for the implementation of Storage Area Networking and Enterprise Application Integration solutions. Organizations worldwide choose CNT to build and run their business-critical networks and gain greater connectivity and access to information, without sacrificing performance, security, or integrity. The Company's products are sold worldwide through a direct sales force and a network of authorized distributors. For more information, visit CNT's web site at http://www.cnt.com, or call 1-800-638-8324 (U.S.) or 612-797-6000 (International).


                                       ###

All brand names and product names are trademarks or registered trademarks of their respective companies.